Exhibit 99.1

International Shipholding Corporation Provides Update Regarding Withdrawal of Liberty Offer and Other Strategic Alternatives

MOBILE, Ala.  –   January 16, 2009 - The Board of Directors (the “Board”) and the Special Committee of the Board (the “Special Committee”) of International Shipholding Corporation (NYSE: ISH) (the “Company”) acknowledge that Liberty Shipping Group LLC (“Liberty”) has withdrawn, pursuant to a letter dated January 15, 2009, its unsolicited offer to acquire the Company made by Liberty on September 2, 2008.  Liberty was not willing to sign a confidentiality agreement with customary standstill provisions. In the Special Committee’s discussions with Liberty about a confidentiality and standstill agreement, the Special Committee took into consideration a number of factors.  Liberty was unwilling to provide a substantive valuation analysis to indicate $25.75 was a bona fide offer and did not provide the Special Committee with evidence of debt financing for a potential transaction.  After the Special Committee declined to acquiesce to Liberty’s demands in connection with a confidentiality and standstill agreement, Liberty indicated an intent to replace the entire Board at the Company’s next annual meeting.  Thereafter, Liberty was unwilling to agree, were it to be successful in replacing the Board with Liberty’s representatives, to provisions structured by the Special Committee solely for the purpose of protecting only the public shareholders.  It is the Special Committee’s perspective that Liberty was unwilling to agree to provisions that would have demonstrated to the Special Committee that Liberty's intent was other than to gain access to material non-public information and take control of the Company without paying a control premium to the Company’s shareholders.

Contrary to what Liberty stated in its letter, the Special Committee did not demand that Liberty refrain from competing with the Company.

The Board has not altered the Special Committee’s mandate.  The Special Committee is exploring other strategic alternatives with other parties that have each signed a confidentiality agreement with customary standstill provisions.

The Company plans to release its operating results for the fourth quarter and full year 2008 by the end of January 2009.

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. flag and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.  http://www.intship.com

Contact: Manny Estrada
Vice President and Chief Financial Officer
International Shipholding Corporation
251.243.9082
estradmg@intship.com